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                           EXHIBIT 99.1 PRESS RELEASE


FOR IMMEDIATE RELEASE

Contacts:          MEDIA RELATIONS                    ANALYST RELATIONS
                   MARA RADIS                         ANGELA TANDY
                   301-296-2728                       301-296-2741
                   mradis@visualnetworks.com          atandy@visualnetworks.com



               VISUAL NETWORKS NAMES ELTON KING PRESIDENT AND CEO

SCOTT STOUFFER TO CONTINUE AS CHAIRMAN WITH A FOCUS ON LONG-TERM STRATEGY

ROCKVILLE, MD, JUNE 18, 2001--Visual Networks Inc. (NASDAQ: VNWK), a leading provider of performance management solutions for communications networks and services, announced today that its Board of Directors has unanimously elected Elton King to the position of President and Chief Executive Officer, effective immediately. Additionally, Mr. King has been named a member of Visual Networks' Board of Directors. Scott E. Stouffer, former president and CEO, will continue to serve the company as its Chairman of the Board of Directors and focus his energies on long-term strategy issues.

Most recently, Mr. King, 54, served four years as the Group President, Carrier and Network Services for BellSouth Telecommunications, Inc. In this position, he was responsible for marketing, provisioning and maintaining network products and services to telecommunications providers - including BellSouth Telecommunications' Customer Operations Units, competitive local exchange carriers (CLECs) and long distance carriers. His 35,000-employee organization also planned and deployed annual capital additions to the network in excess of $2.5 billion to serve growth, reduce expense and enhance BellSouth Telecommunications' ability to provide leading-edge services. Prior to this role, Mr. King served eight years as the president of BellSouth Louisiana Operations where he was responsible for all phases of BellSouth Telecommunications' operations in the state. He also served in a variety of roles of increasing responsibility throughout BellSouth Telecommunications in network operations and was a member of the Executive Committee and Board of BellSouth Telecommunications, Inc.

"Last October, we said we would begin a search to add a president to the executive team at Visual Networks in order to put a greater focus on day-to-day operations and execution," said Stouffer, Chairman of the Board of Directors. "With the addition of Elton King, we have far exceeded our original goals for strengthening the management and leadership team at Visual Networks. Elton is a high energy, results-oriented executive with a long and enviable track record of accomplishments throughout his career at BellSouth. Elton has a decisive management style, a high standard for accountability, and an exceptional understanding of the telco business and operations environments, which uniquely qualify him to lead Visual Networks to a prosperous future. As the founder and a major shareholder of Visual

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Networks, I am excited to have Elton join us and I look forward to supporting him on issues of strategy in my role as Chairman of the Board."

                                     -more-



King Announcement/page two


"I am delighted to have the opportunity to lead Visual Networks into the future. From my experience at BellSouth, I believe that we have only experienced the tip of the iceberg relative to the market potential for performance management solutions. And in Visual Networks, we have a fabulous foundation from which to capture that opportunity," said King, president and CEO of Visual Networks. "Specifically, I see six salient assets that can be easily leveraged for growth: a loyal and committed customer base among top-tier service providers; tremendous brand recognition in the service provider community; an extremely rich and broad portfolio of performance management solutions; significant deployment and use of existing products; a loyal and committed employee population; and a great workplace culture. I firmly believe these assets combine to create tremendous upside potential for creating shareholder value. I am eager to work with Scott, the rest of the Board of Directors, and the entire Visual Networks team to turn that upside potential into reality."

CONFERENCE CALL INFORMATION
Visual Networks will host a conference call for investors, analysts, and other interested persons to discuss this news on Tuesday, June 19, at 8:00 a.m. Eastern Standard Time. The dial-in number is (800) 665-0430 and (913) 981-5591 for international callers. A live web cast of the call will also be available on the Investor Relations pages of Visual Networks' Web site at www.visualnetworks.com. A replay of the event will be available from 11:00 a.m. Eastern Standard Time on June 19 through 8:00 p.m. Eastern Standard Time on June 26, 2001. The replay number is (888) 203-1112 and (719) 457-0820 for international callers, with passcode 542360.

ABOUT VISUAL NETWORKS
Founded in 1993, Visual Networks, Inc. (NASDAQ: VNWK), is a leading provider of service management solutions that drive performance and reliability into communications networks and services. Using Visual Networks' solutions--Visual UpTime(R), Visual IP InSight(TM), and Visual eWatcher(TM)-service providers and enterprise customers can increase network reliability, dramatically reduce operational expenses, and lower their total cost of ownership. Visual Networks' customers include AT&T, Cable & Wireless, Merrill Lynch, Prodigy, SBC, Sprint, Verizon, and WorldCom. Visual Networks' headquarters are located in Rockville, MD, with international offices in Europe, Asia, and Canada. For sales information in the U.S., call 1-800-240-4010 or visit www.visualnetworks.com.

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The press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding Visual Networks and its subsidiaries. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.


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Visual Networks assumes no obligation to update the information contained in this press release. Visual Networks' future results may be impacted by risks associated with rapid technological change and the emerging services market, potential fluctuations in quarterly operating results, its dependence upon sole and limited source suppliers and fluctuations in component pricing, its dependence upon key employees, and its ability to retain employees. Visual Networks' future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Qs and its Annual Report on Form 10-K.